EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contact: Doug Dean
Investor Relations
(732) 544-3212
ddean@opnext.com
OPNEXT REPORTS FOURTH QUARTER AND FULL YEAR UNAUDITED OPERATING RESULTS
Fremont, CA. (May 19, 2009) Opnext, Inc. (NASDAQ: OPXT), a global leader in the design and manufacturing of optical modules and components, today announced unaudited financial results for the fourth quarter and full year ended March 31, 2009.
Financial Highlights for the Fourth Quarter Ended March 31, 2009:
•	Sales increased $13.1 million, or 18.6%, to $83.6 million compared to $70.5 million for the quarter ended December 31, 2008. Sales for the quarter included $37.8 million from StrataLight Communications, Inc. (“StrataLight”), which was acquired on January 9, 2009. Sales of 40Gbps products increased $34.6 million to $39.7 million as a result of the acquisition of StrataLight, while sales of 10Gbps and below products decreased $18.8 million, or 31.3%, to $41.2 million, and sales of industrial and commercial products decreased $2.7 million, or 50.0%, to $2.7 million. The decline in sales of 10Gbps and below products occurred in all major product categories except XFP products.

•	Sales increased $10.9 million, or 15.0%, compared to $72.7 million for the quarter ended March 31, 2008, as a result of the acquisition of StrataLight. Sales of 40Gbps products increased $29.9 million as a result of the acquisition of StrataLight, while sales of 10Gbps and below products decreased $17.3 million, or 29.6%, and sales of industrial and commercial products decreased $1.7 million, or 38.6%.

•	Sales to Alcatel-Lucent, Cisco and Nokia Siemens Networks (“NSN”) represented 68.5% of total sales, as compared to 62.8% for the quarter ended December 31, 2008, and 65.5% for the quarter ended March 31, 2008, giving pro forma effect to the acquisition of StrataLight. As compared to both periods, declines in sales to Alcatel-Lucent and Cisco were offset by increased sales to NSN during the quarter ended March 31, 2009.

•	Gross margin was 8.7% as compared to 22.1% for the quarter ended December 31, 2008. Gross margin includes a 460 basis point negative effect from non-cash charges and costs associated with the acquisition of StrataLight. Excluding these effects as well as the impact from stock-based compensation expense, non-GAAP gross margin was 13.5% as compared to 22.3% for the quarter ended December 31, 2008. The decrease in non-GAAP gross margin includes a 530 basis point negative effect from a charge to discontinue certain early generation 10Gbps multimode fiber products, a 480 basis point negative effect from unfavorable foreign currency exchange fluctuations and hedging programs, as well as the negative effects of lower 10Gbps and below and industrial and commercial product sales volumes, lower average selling prices, and lower optical chip and TOSA yields that have since been remedied. These effects were partially offset by benefits from lower excess and obsolete inventory charges, cost reductions and higher relative margins from the sale of StrataLight products.

•	Operating loss was $118.9 million for the quarter ended March 31, 2009, as compared to operating losses of $15.5 million and $0.8 million for the quarters ended December 31, 2008 and March 31, 2008, respectively. The loss for the quarter ended March 31, 2009 primarily resulted from $98.8 million of non-cash charges and costs related to the acquisition of StrataLight, while the quarter ended December 31, 2008 included a $5.7 million goodwill impairment charge. Excluding these items as well as stock-based compensation and class action related litigation expenses, non-GAAP operating loss was $18.5 million for the quarter ended March 31, 2009, compared to a non-GAAP operating loss of $7.7 million for the quarter ended December 31, 2008, and a non-GAAP operating profit of $0.2 million for the quarter ended March 31, 2008. The increase in operating loss from the quarter ended December 31, 2008 and the change to an operating loss from the quarter ended March 31, 2008 primarily resulted from lower 10Gbps and below and industrial and commercial product sales volumes, unfavorable foreign currency fluctuations and hedging programs and a charge to discontinue certain early generation 10Gbps multimode fiber products, partially offset by the benefits from the inclusion of StrataLight’s operating results, lower excess and obsolete inventory charges and the reversal of bonus and bad debt accruals recorded earlier in the current year.

•	Net loss was $118.8 million, or $(1.39) per fully diluted share, as compared to a net loss of $14.5 million, or $(0.23) per fully diluted share, for the quarter ended December 31, 2008, and net income of $0.9 million, or $0.01 per fully diluted share, for the quarter ended March 31, 2008. Net loss per fully diluted share for the quarter ended March 31, 2009 includes a $0.04 negative effect from foreign currency exchange fluctuations and hedging programs.

•	Non-GAAP net loss for the quarter ended March 31, 2009, which excludes non-cash charges and costs related to the acquisition of StrataLight and stock based compensation and class action related litigation expenses, was $18.5 million, or $(0.22) per fully diluted share, including $0.05 per fully diluted share resulting from a charge to discontinue certain early generation 10Gbps multimode fiber products.

•	Cash and cash equivalents decreased by $37.1 million to $168.9 million at March 31, 2009, as compared to $206.0 million at December 31, 2008, primarily as a result of $26.2 million used in connection with the acquisition of StrataLight. Cash used in operations was $13.1 million. Working capital improved by $8.8 million primarily resulting from an $18.2 million reduction in inventory partially offset by lower accounts payable and accrued expenses. During the quarter, short-term debt increased $6.6 million, while $2.6 million was used to pay capital lease obligations and $1.7 million was used to fund additional capital investments.
Financial Highlights for the Year Ended March 31, 2009
•	Sales increased $35.1 million, or 12.4%, to $318.6 million as compared to $283.5 million for the year ended March 31, 2008, primarily as a result of increased sales of 40Gbps solutions, as a result of the acquisition of StrataLight, and XFP and 300pin tunable modules, partially offset by lower demand for 40Gbps, Xenpak and 300pin fixed wavelength modules. Sales of 40Gbps products increased $32.0 million to $61.7 million primarily due to the acquisition of StrataLight, while sales of 10Gbps and below products increased $3.1 million, or 1.3%, to $238.1 million, and industrial and commercial product sales remained unchanged at $18.8 million.

•	Sales to Alcatel-Lucent, Cisco, and NSN represented 57.8% of total sales for the year ended March 31, 2009, and 65.5% of total sales for each of the years ended March 31, 2009 and 2008, giving pro forma effect to the acquisition of StrataLight. As compared to the prior year, increases in sales to Cisco and NSN were offset by a decrease in sales to Alcatel-Lucent.

•	Gross margin decreased to 23.4% from 34.0% in the year ended March 31, 2008, primarily as a result of lower sales volumes, the negative effect from unfavorable foreign currency fluctuations and hedging programs, and a charge to discontinue certain early generation 10Gbps multimode fiber products as well as higher excess and obsolete inventory charges.

•	Operating loss of $132.1 million decreased from operating profit of $9.3 million in the prior year. The decrease included $99.0 million of non-cash charges and costs related to the acquisition of StrataLight in January 2009, a $12.6 million negative effect from unfavorable foreign currency fluctuations and hedging programs as well as a $5.7 million goodwill impairment charge recorded earlier in the year.

•	Net loss was $129.6 million, or $(1.86) per fully diluted share, as compared to net income of $17.0 million, or $0.26 per fully diluted share, for the year ended March 31, 2008. Net loss included $1.42 per fully diluted share of non-cash charges and costs associated with the acquisition of StrataLight in January 2009, as well as an $0.18 per fully diluted share negative effect from unfavorable foreign currency fluctuations and hedging programs, and an $0.08 per fully diluted share negative effect associated with a goodwill impairment charge recorded earlier in the year.

•	Cash and cash equivalents decreased by $52.8 million to $168.9 million at March 31, 2009, as compared to $221.7 million at March 31, 2008, primarily as a result of the use of $28.4 million in connection with the acquisition of StrataLight. Cash used in operations was $10.4 million. Working capital improved by $3.0 million primarily as a result of a $21.3 million reduction in inventory partially offset by lower accounts payable. During the year, $9.1 million was used to pay capital lease obligations and $4.2 million was used to fund additional capital investments.
Market Observations and Guidance:
Commenting on recent market conditions, Opnext, Inc. President and Chief Executive Officer, Gilles Bouchard said, “During our fourth quarter, we continued to see deteriorating demand from our customers, in part due to their efforts to manage inventory levels in this difficult economic environment. In this light, the actions announced on April 1 were designed to address our fixed cost structure and are critical to Opnext’s ability to restore profitability and positive cash flow from operations.”
“We remain focused on cash preservation and working capital management, execution of our fixed cost reductions, supply chain actions to reduce variable costs, and closure of critical design wins, while continuing to invest in future products and technologies,” continued Mr. Bouchard. “We are confident we will emerge from this downturn as a stronger company, better positioned in the industry, and offering our customers a compelling value proposition, as we address their demands for greater bandwidth and higher network speeds.”
“We expect our June quarter to reflect continued market softness. While we foresee some rebound in 10G sales as the effects from inventory adjustments taper off, we also anticipate that 40G sales will return to more normalized levels after the spike in demand in the March quarter following a major product transition. With that in mind, we expect revenues to be in the range of $80 to $90 million for our first fiscal quarter ending June 30, 2009,” concluded Mr. Bouchard.
Forward-looking Statements:
Statements made in this press release include forward-looking statements, including, but not limited to, those related to future revenues, growth of revenues, market position, acceptance of certain Opnext products, management’s expectations with respect to the company’s initiatives, return to profitability and positive cash flow, position for future growth, the general market outlook and the outlook for the industry. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  Among other things:
•	projected sales for the quarter ending June 30, 2009, as well as the general outlook for the future, are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control; and

•	the market in which Opnext operates is volatile, implementation of operating strategies may not achieve the desired impact relative to changing market conditions and the success of these strategies will depend on the effective implementation of our strategies while minimizing organizational disruption.
In addition to the factors set forth elsewhere in this release, other factors that could cause the Company’s future, including future financial position and results from operations, to differ from current expectations include: the impact of rapidly changing technologies; the impact of competition on product development and pricing; the ability of Opnext to source critical parts and to react to changes in general industry and market conditions, including regulatory developments; expenses associated with litigation; rights to intellectual property; market trends and the adoption of industry standards; the ability of Opnext to integrate, and realize the value from, the acquisition of StrataLight; and consolidations within or affecting the optical modules and components industry.  These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in Opnext’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on June 16, 2008, as amended, and the Company’s Form 10-Q filed on February 9, 2009.  In providing forward-looking statements, the Company expressly disclaims any obligation to update these statements, publicly or otherwise, whether as a result of new information, future events or otherwise, except to comply with applicable federal and state securities laws.
Conference Call:
Opnext management will conduct a conference call at 6:00 a.m. PT, today, Tuesday, May 19, 2009 to discuss these results in detail.  You may participate in this conference call by dialing 877-853-4940 (United States) or 706-645-9149 (International) prior to the start of the call and providing the Opnext, Inc. name and Conference ID# 98773238.  A replay of the conference call can be accessed starting approximately two hours after the call through Tuesday, May 26, 2009 by dialing 800-642-1687 (United States) or 706-645-9291 (International) and using the Conference ID# 98773238.  A live webcast of the call will be accessible on the Investor Relations section of the Company website at http://www.opnext.com. A replay of the webcast will be available following the conclusion of the call on the webcast archive page of the Investor Relations section.
(OPXT-G)
About Opnext:
Opnext (NASDAQ: OPXT) optical technologies add the spark of innovation to a world of new applications, from the latest communications networks to high-demand consumer electronics. The Company’s industry expertise, future-focused thinking and commitment to research and development combine in bringing to market the industry’s largest portfolio of 10G and 40G next generation products and solutions. Formed out of Hitachi, Opnext has built on more than 30 years experience in advanced technology to establish its broad portfolio of solutions and solid reputation for excellence in service. For additional information, visit www.opnext.com.

Opnext, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March, 31
	2009	2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$168,909	$221,686
Trade receivables, net	63,961	55,443
Inventories	101,610	90,297
Prepaid expenses and other current assets	3,708	3,639

Total current assets	338,188	371,065
Property, plant, and equipment, net	71,966	55,488
Purchased intangibles	39,239	—
Goodwill	—	5,698
Other assets	371	208

Total assets	$449,764	$432,459

Liabilities and shareholders’ equity
Current liabilities:
Trade payables	$38,356	$45,531
Accrued expenses	33,190	14,184
Short-term debt	20,243	20,060
Capital lease obligations	11,388	7,414

Total current liabilities	103,177	87,189
Capital lease obligations	21,402	18,843
Other long-term liabilities	4,648	3,349

Total liabilities	129,227	109,381

Total shareholders’ equity	320,537	323,078

Total liabilities and shareholders’ equity	$449,764	$432,459

Opnext, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three months ended		Twelve months ended
	March 31,		March 31,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)
Sales	$83,626	$72,684	$318,555	$283,498
Cost of sales	75,017	48,785	242,782	187,123
Amortization of acquired developed technology	1,321	—	1,321	—

Gross margin	7,288	23,899	74,452	96,375
Research and development expenses	22,022	10,745	54,043	38,324
Selling, general and administrative expenses	20,818	13,431	63,483	48,291
Impairment of goodwill	61,983	—	67,681	—
Acquired in-process research and development	15,700	—	15,700	—
Amortization of purchased intangibles	5,540	—	5,540	—
Loss on disposal of property and equipment	131	543	122	502

Operating (loss) income	(118,906)	(820)	(132,117)	9,258
Interest income, net	59	1,578	2,748	8,534
Other income, (expense), net	32	121	(187)	(744)

(Loss) income before income taxes	(118,815)	879	(129,556)	17,048
Income tax (expense) benefit	(16)	71	(16)	—

Net (loss) income	$(118,831)	$950	$(129,572)	$17,048

Net (loss) income per share:
Basic	$(1.39)	$0.01	$(1.86)	$0.26
Diluted	$(1.39)	$0.01	$(1.86)	$0.26

Weighted average number of shares used in computing net (loss) income per share:
Basic	85,527	64,640	69,775	64,598
Diluted	85,527	64,669	69,775	64,633

Opnext, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended March 31,		Year Ended March 31,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)
Cash flows from operating activities
Net (loss) income	$(118,831)	$950	$(129,572)	$17,048
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	5,047	2,600	14,385	10,615
Impairment of goodwill	61,983	—	67,681	—
In-process research and development	15,700	—	15,700	—
Amortization of purchased intangibles	6,861	—	6,861	—
Compensation expense associated with the StrataLight Employee Liquidity Bonus Plan	5,766	—	5,766	—
Compensation expense associated with stock option issuances	1,483	979	5,644	3,337
Loss on disposal of property, plant and equipment	131	543	122	502
Changes in assets and liabilities, net of acquisition of business	8,779	(3,311)	2,987	(19,977)

Net cash (used in) provided by operating activities	(13,081)	1,761	(10,426)	11,525
Cash flows from investing activities
Capital expenditures	(1,683)	(1,523)	(4,157)	(5,071)
Acquisition of business, net of cash acquired	(26,243)	—	(28,425)	—

Net cash used in investing activities	(27,926)	(1,523)	(32,582)	(5,071)
Cash flows from financing activities
Borrowings on short-term debt	6,586	20,060	—	20,060
Payments on capital lease obligations	(2,622)	(1,701)	(9,101)	(5,452)
Restricted shares repurchased	(40)	(94)	(67)	(94)
Net proceeds from initial public offering	—	(105)	—	(105)
Exercise of stock options	—	7	6	23

Net cash provided by (used in) financing activities	3,924	18,167	(9,162)	14,432
Effect of foreign exchange rates on cash and cash equivalents	(5)	(111)	(607)	1,014

(Decrease) increase in cash and cash equivalents	(37,088)	18,294	(52,777)	21,900
Cash and cash equivalents at beginning of period	205,997	203,392	221,686	199,786

Cash and cash equivalents at end of period	$168,909	$221,686	$168,909	$221,686

Non-cash financing activities
Capital lease obligations incurred	$(2,214)	$(2,940)	$(15,384)	$(11,825)

Opnext Non-GAAP Financial Measures
Management excludes certain charges and expenses from its gross margin and operating (loss) income GAAP financial measures for the purpose of assessing the Company’s operating performance. Accordingly, the Company provides these non-GAAP measures to its investors as supplemental information, in addition to the GAAP presentation, in an effort to provide greater transparency and insight into management’s method of analysis. The Company also provides non-GAAP net (loss) income and net (loss) income per share financial measures to demonstrate the impact of its non-GAAP operating performance measures on these financial measures.
The basis for excluding the following non-GAAP adjustments related to the acquisition of StrataLight is as follows:
Goodwill impairment: On January 9, 2009, the Company completed its acquisition of StrataLight. Subsequent to the Company entering into the definitive merger agreement with respect to the acquisition, there were significant indicators to require an interim goodwill impairment analysis, including a significant decrease in the Company’s market capitalization and a significant deterioration in the macroeconomic environment. Based upon the goodwill analysis conducted, the Company recorded a $62.0 million impairment charge which represented the full amount of goodwill recorded from the StrataLight acquisition. This non-cash charge is non-recurring and, therefore, the Company believes it is not indicative of its core operating performance.
Acquired in-process research and development: In connection with the acquisition of StrataLight, the Company acquired in-process research and development. These amounts were expensed on the acquisition date, as the acquired technologies had not yet reached technological feasibility and had no future alternative uses. Acquired in-process research and development charges are non-cash and non-recurring and, therefore, the Company believes they are not indicative of its core operating performance.
StrataLight Employee Liquidity Bonus Plan (“ELBP”): As part of the acquisition of StrataLight, the Company assumed the costs of an employee bonus plan providing certain employees and directors of StrataLight with a portion of the merger consideration in the form of cash payments and the Company’s stock. The plan vests and awards were or will be distributed twenty-five percent (25%) on January 31, 2009, fifty percent (50%) on October 31, 2009 and twenty-five percent (25%) on January 31, 2010. The associated expense will be recognized over the distribution period. The Company believes these acquisition related expenses are not indicative of its core operating performance.
Amortization of intangible assets and fair-value adjustment of acquired inventory: In connection with the acquisition of StrataLight, the Company acquired certain intangible assets related to developed product technology, order backlog and customer relationships, as well as inventory that were recorded at fair-value. The useful lives of the intangible assets range up to five years and the intangible assets are being amortized on a straight-line basis over their respective useful lives. The increase from historical cost to fair-value of acquired inventory is being realized as the goods are sold. The Company believes these acquisition related expenses are not indicative of its core operating performance.
Business integration costs: During the quarter ended December 31, 2008, the Company began to incur costs associated with the integration of StrataLight. The Company believes these acquisition related expenses are not indicative of its core operating performance.
Restructuring activities: As a result of the acquisition of StrataLight, the Company’s headcount in Silicon Valley increased significantly. Accordingly, the Company decided to relocate its corporate headquarters from Eatontown, NJ to Fremont, CA. During the quarter ended March 31, 2009, the Company completed the relocation of its corporate headquarters and incurred workforce related charges, such as severance payments, retention bonuses and employee relocation costs related to a formal restructuring plan and building costs for facilities not required for ongoing operations. The Company believes these acquisition related expenses are not indicative of its core operating performance.

The basis for excluding the following non-GAAP adjustments is as follows:
Goodwill impairment: On June 4, 2003, the Company acquired 100% of the outstanding shares of Pine Photonics Communication Inc. (“Pine”). This acquisition expanded the Company’s product line of SFP transceivers with data rates less than 10 Gbps that are sold to telecommunications and data communications customers. During the quarter ended December 31, 2008, there were sufficient indicators to require an interim goodwill impairment analysis, including a significant decrease in the Company’s market capitalization and a significant deterioration in the macroeconomic environment largely caused by the widespread unavailability of business and consumer credit. Based upon the interim goodwill analysis conducted, the Company recorded a $5.7 million impairment charge that represented the full amount of goodwill recorded at the time of the Pine acquisition. This non-cash charge is non-recurring and, therefore, the Company believes it is not indicative of its core operating performance.
Stock–based compensation expense: The Company adopted SFAS 123R effective April 1, 2006, and records compensation expense related to its stock-based awards. Depending upon the size, timing and the terms of the awards, the related non-cash compensation expense may vary significantly. The Company believes these non-cash expenses are not indicative of its core operating performance.
Litigation expenses: During the quarter ended June 30, 2008, the Company began to incur costs associated with the defense of a class action claim. The Company believes the claim is non-recurring and the related expenses are not indicative of its core operating performance.

Opnext, Inc.
Unaudited Supplemental Earnings Reconciliation
(In thousands, except per share data)

					Three Months
	Three Months Ended		Twelve Months Ended		Ended
	March 31,	March 31,	March 31,	March 31,	December 31,
	2009	2008	2009	2008	2008
Reconciliation of GAAP Gross Margin to Non- GAAP Gross Margin:
Gross margin — GAAP	$7,288	$23,899	$74,452	$96,375	$15,582
Gross margin % — GAAP	8.7%	32.9%	23.4%	34.0%	22.1%
Adjustments:
Acquired inventory mark-up	1,764	—	1,764	—	—
Amortization of acquired developed technology	1,321	—	1,321	—	—
ELBP compensation expense	761	—	761	—	—
Stock-based compensation	158	58	456	259	133

Gross margin — Non-GAAP	$11,292	$23,957	$78,754	$96,634	$15,715
Gross margin % — Non-GAAP	13.5%	33.0%	24.7%	34.1%	22.3%

					Three Months
	Three Months Ended		Twelve Months Ended		Ended
	March 31,	March 31,	March 31,	March 31,	December 31,
	2009	2008	2009	2008	2008
Reconciliation of GAAP Operating (Loss) Income to Non-GAAP Operating (Loss) Income:
Operating (loss) income — GAAP	$(118,906)	$(820)	$(132,117)	$9,258	$(15,471)
Operating (loss) income % — GAAP	(142.2)%	(1.1)%	(41.5)%	3.3%	(21.9)%
Adjustments:
Goodwill impairment	61,983	—	67,681	—	5,698
In-process research and development	15,700	—	15,700	—	—
ELBP compensation expense	10,950	—	10,950	—	—
Amortization of purchased intangibles	6,860	—	6,860	—	—
Acquired inventory mark-up	1,764	—	1,764	—	—
Stock-based compensation	1,482	979	5,643	3,337	1,584
Restructuring	1,056	—	1,056	—	—
Integration costs	518	—	744	—	226
Litigation expenses	55	—	831	—	276

Operating (loss) income — Non-GAAP	$(18,538)	$159	$(20,888)	$12,595	$(7,687)
Operating (loss) income % — Non-GAAP	(22.2)%	0.2%	(6.6)%	4.4%	(10.9)%

					Three Months
	Three Months Ended		Twelve Months Ended		Ended
	March 31,	March 31,	March 31,	March 31,	December 31,
	2009	2008	2009	2008	2008
Reconciliation of GAAP Net (Loss) Income to Non- GAAP Net (Loss) Income:
Net (loss) income — GAAP	$(118,831)	$950	$(129,572)	$17,048	$(14,538)
Net (loss) income % — GAAP	(142.1)%	1.3%	(40.7)%	6.0%	(20.6)%
Adjustments:
Goodwill impairment	61,983	—	67,681	—	5,698
In-process research and development	15,700	—	15,700	—	—
ELBP compensation expense	10,950	—	10,950	—	—
Amortization of purchased intangibles	6,860	—	6,860	—	—
Acquired inventory mark-up	1,764	—	1,764	—	—
Stock-based compensation	1,482	979	5,644	3,337	1,584
Restructuring	1,056	—	1,056	—	—
Integration costs	518	—	744	—	226
Litigation expenses	55	—	831	—	276

Net (loss) income — Non-GAAP	$(18,463)	$1,929	$(18,342)	$20,385	$(6,754)
Net (loss) income % — Non-GAAP	(22.1)%	2.7%	(5.8)%	7.2%	(9.6)%

Net (loss) income per share — GAAP:
Basic	$(1.39)	$0.01	$(1.86)	$0.26	$(0.23)
Diluted	$(1.39)	$0.01	$(1.86)	$0.26	$(0.23)
Net (loss) income per share — Non-GAAP:
Basic	$(0.22)	$0.03	$(0.26)	$0.32	$(0.10)
Diluted	$(0.22)	$0.03	$(0.26)	$0.32	$(0.10)
Shares
Basic	85,527	64,640	69,775	64,598	64,612
Diluted	85,527	64,668	69,775	64,633	64,612